Exhibit 99.2

Highpower International Enters Into Equity Purchase Agreement

To Expand Into the Electric Vehicles (EV) Market

SAN FRANCISCO, USA and SHENZHEN, CHINA–August 12, 2016 - Highpower International, Inc. (NASDAQ: HPJ), ("Highpower," or the "Company") a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, and a battery management systems and battery recycling provider, today announced that its wholly-owned subsidiary, Huizhou Highpower Technology Co., Ltd, has entered into an agreement (“Agreement”) to acquire up to 50% equity interest in Huizhou Yipeng Energy Technology Co., Ltd. (“Huizhou Yipeng”), an electric vehicle power battery system solutions provider specializing in the plug-in hybrid electric vehicle (PHEV) and electric vehicle (EV) bus market in China.

Pursuant to the Agreement, the Company will invest RMB114.75 million (approximately $17.3 million) consisting of an aggregate of $5.2 million in cash and $12.1 million of power battery equipment into Huizhou Yipeng for a 50% equity interest. On August 10, 2016, the Company consummated the first purchase of 30.4% for RMB 15 million in cash (approximately $2.3 million) and power equipment equivalent to RMB 45 million (approximately $6.8 million). The purchase of the remaining equity interest of 14.6% for RMB 19.75 million in cash (approximately $2.9 million) and power equipment equivalent to RMB 35 million (approximately $5.3 million) is scheduled to close prior to November 5, 2016 subject to Huizhou Yipeng being approved prior to October 31, 2016 to be listed in the catalogue of industrial Standards of Auto Mobile Power Battery Cell, which is formulated by the Ministry of Industry and Information Technology of the People’s Republic of China. The Company intends to fund the equity purchase with cash on hand, expected future cash flow, and if needed, approximately $2.0 million in borrowings under existing credit arrangements. Prior to entering into the Agreement, Highpower already held an existing 5% equity interest in Huizhou Yipeng. Highpower also has the right to purchase from existing Huizhou Yipeng shareholders additional equity for $0.4, million which would give Highpower a total of 51% equity interest in Huizhou Yipeng.

Huizhou Yipeng was founded in Huizhou City, Guangdong Province in January 2014, and is a new high-tech enterprise focusing on lithium-ion power battery systems in new energy vehicle application. Mr. Hongze Yu, the CEO of Huizhou Yipeng, has over twenty years of experience in driving growth strategy for companies in the Chinese-vehicle industry. Prior to Huizhou Yipeng, Mr. Yu was co-founder of Beijing JAYA Technology Co., Ltd., a company specializing in smart transportation started in 2005.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to announce our strategic investment in Huizhou Yipeng, which has established an industry leading position in China in the PHEV and EV bus market, which has experienced growth in recent years in power battery system. We have worked with their management team for over two years, as Huizhou Yipeng has been a customer of Highpower and we have collaborated on several projects in past. We had a high degree of comfort after establishing this relationship to move forward and take a position in the company, and believe that our combined resources will allow Huizhou Highpower to expand more rapidly in the PHEV and EV power battery market in China and help extend Highpower’s industrial chain.”

About Huizhou Yipeng Energy Technology Co., Ltd.

Yipeng Energy Technology Co., Ltd. was founded in Huizhou City, Guangdong Province in January 2014, and is a new high-tech enterprise focusing on lithium-ion power battery systems in new energy vehicle application. Huizhou Yipeng is a developer, manufacturer, and marketer of the plug-in hybrid and pure electric vehicle fast charge lithium-ion battery systems. Huizhou Yipeng has obtained the ISO / TS16949: 2009 certification in 2015, and its fast charge battery power system has been widely used in public transportation vehicles across China. Huizhou Yipeng has been recognized by EATON Corporation in the US and has also become the standard power battery system supplier to HIGER, a top brand bus in China. Huizhou Yipeng mainly focuses on the PHEV and fast charge EV bus market, achieving over 50 million kilometers’ safe running record. For more information about Huizhou Yipeng, please go to (in Mandarin):http://www.kyipeng.com/

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting. Highpower’s target customers are Fortune 500 companies, and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean energy technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International’s products are distributed to worldwide markets mainly in the United States, Europe, Japan, China and Southeast Asia.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of the Company’s future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from the results expressed or implied by such statements, including, the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to complete the transaction within the expected time period or at all, including due to Huizhou Yipeng’s failure to be approved for listing in the catalogue of industrial Standards of Auto Mobile Power Battery Cell, or the failure to satisfy other conditions to completion of the acquisition; risks related to disruption of management’s attention from the ongoing business operations due to the acquisition; the effect of the announcement of the acquisition on Highpower’sor Huizhou Yipeng’s relationships with their respective customers and lenders or on their operating results and businesses generally, inability to achieve the expected benefits resulting from the acquisition, such as expansion of Huizhou’s Yipeng’s business; our ability to successfully expand sales of our lithium battery product in the mobile device market and our ability to effectively compete in that market. For a discussion of these and other risks and uncertainties see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sherry Chen

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.

In China

Katherine Yao, Senior Associate

+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com